UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 22, 2006
VISTACARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50118	06-1521534
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
4800 North Scottsdale Road,
Suite 5000
Scottsdale, Arizona 85251

(Address of principal executive offices)     (Zip Code)
Registrant’s telephone number, including area code: (480) 648-4545
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EX-10.1

Item 1.01. Entry into a Material Definitive Agreement.
On August 22, 2006, the Compensation Committee of the Board of Directors of VistaCare, Inc. (the “Company”), in connection with its periodic review of executive compensation, increased the base salary of the Company’s Chief Executive Officer, Richard R. Slager, after a review of performance and market data. Effective August 22, 2006, Mr. Slager’s annual base salary is $460,000.
The Compensation Committee, taking into consideration the Company’s key business goals for 2007, also approved an executive bonus plan for Mr. Slager. Under the executive bonus plan, Mr. Slager may be paid an amount up to 75% of his 2007 base salary. The ultimate bonus amount paid will be determined by the Compensation Committee based on achievement of the Company’s key business goals.
The Compensation Committee also approved certain amendments to the Management Agreement between Mr. Slager and the Company. Under the existing Management Agreement, the Company is required to pay Mr. Slager a transaction fee if there is a sale of the Company prior to December 31, 2006. Under the Amended and Restated Management Agreement, in the event Mr. Slager’s employment is terminated for any reason other than cause within two years following a change in control of the Company, Mr. Slager will receive, in addition to the other amounts provided for under the existing Management Agreement, an amount equal to the greater of the last bonus payment earned by him prior to his termination or his target bonus payment for the year in which his employment is terminated if the change in control does not result from a sale of the Company prior to December 31, 2006. In addition, the Amended and Restated Management Agreement provides that, in addition to the immediate vesting of all stock options as provided under the existing Management Agreement, all restricted stock awarded to Mr. Slager shall immediately vest in full upon a change in control of the Company regardless of whether Mr. Slager’s employment is terminated following such change in control. A copy of the Amended and Restated Management Agreement is attached as Exhibit 10.1 to this Current Report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
Exhibits:

10.1	Amended and Restated Management Agreement, effective August 23, 2006, between Richard R. Slager and VistaCare, Inc.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTACARE, INC.

Date: September 18, 2006	By:	/s/ Stephen Lewis

	Name:	Stephen Lewis
	Title:	Secretary